Exhibit 99.1

SWS Group Co-Founder and Chairman Don A. Buchholz

Named Chairman Emeritus

DALLAS – October 4, 2011- SWS Group, Inc. (NYSE: SWS) today announced that its co-founder and chairman, Don A. Buchholz, 82, has chosen not to seek re-election to SWS Group’s Board of Directors and will be named Chairman Emeritus following the completion of his term on November 17, 2011.

“For the past four decades, SWS Group has been an important part of my life and it will always remain so,” Mr. Buchholz said. “While it has been an honor to serve as chairman, I believe this is the right time for me to take a less active role. I look forward to serving SWS Group’s directors, employees and shareholders in my new role as Chairman Emeritus. I have full confidence in the firm’s leadership and believe that with them SWS Group’s brightest days are still ahead.”

Mr. Buchholz founded Southwest Securities, now SWS Group’s principal subsidiary, with the late Allen B. Cobb in 1972, as a Dallas-based securities broker-dealer and New York Stock Exchange member firm. Since that time, the Company has grown to include more than 1,000 employees in offices throughout the country with $3.8 billion in assets.

“Don Buchholz’s vision and work have profoundly affected the lives of countless SWS associates, employees and clients during the past 40 years,” said James H. Ross, President and Chief Executive Officer of SWS Group. “We are all proud to be a part of the legacy he has built, both within the Company and in the communities we serve, and we offer him our most sincere gratitude for his years of service.”

In addition to his role with SWS Group, Mr. Buchholz is a former allied member of the New York Stock Exchange (NYSE) and served on the NYSE’s Board of Governors. Mr. Buchholz is also a former associate member of the American Stock Exchange. He has also served on the boards of directors of the Securities Industry Association (SIA) and the National Association of Securities Dealers. He is a past Chairman of the Executive Committee of the SIA’s South Central District and past President and Director of the Texas Stock and Bond Dealers Association. Mr. Buchholz earned a B.B.A. degree from the University of North Texas (UNT) in Denton and in 2008 was appointed by Governor Rick Perry to the Board of Regents of the UNT system.

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Don Buchholz Named Chairman Emeritus of SWS / 2

About SWS Group

SWS Group, Inc. is a Dallas-based company offering a broad range of investment and financial services through its subsidiaries. The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., a national clearing firm, registered investment adviser and registered broker-dealer; SWS Financial Services, Inc., a registered investment adviser and a registered broker-dealer serving independent securities brokers and their clients, and Southwest Securities, FSB, one of the largest banks headquartered in the Dallas-Fort Worth metropolitan area.

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Contact:    Ben Brooks, Corporate Communications, SWS Group, Inc.

(214) 859-6351, bdbrooks@swst.com